Exhibit 99

Megola CEO Addresses Year End Filing

CORUNNA, ONTARIO - November 17, 2006 - Megola Inc. (OTC BB:MGOA.OB - News), a leading environmental solution provider in physical water treatment, air purification, microbiological control, and wastewater treatment announced today that CEO Joel Gardner has provided a Company explanation to its shareholders regarding the current status of the late filing of Megola's Year End for July 31, 2006.

Dear Shareholder:

Please accept this brief message explaining the reasoning we have not filed our year end financials ending July 31, 2006.

Although the financial statements for fiscal year ended July 31, 2006 are not finalized, we anticipate no significant variation in revenue results from the fiscal year ended July 31, 2005

Megola is currently attempting to complete a large private funding placement which was anticipated to be finalized prior to our required filing period due date. Although we are confident we will secure this funding in the very near future, there is no assurance that we will do so. One factor leading to the late filing is that, due to the aforementioned circumstances, Megola could not meet our financial obligation to our SEC accountant Malone and Bailey LLC. This has resulted in our company's financials not being immediately addressed and subsequently not being completed in due time.

We apologize for this situation and expect full completion of our financials to be forthcoming.

A complete structured outline of Megola events will be addressed in our SEC filing and future shareholder communications.

Sincerely

Joel Gardner

For more information on Megola Inc. please visit www.megola.com

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

CONTACTS:

      Daniel Gardner
      1 888 558 6389
      IRinfo@megola.com